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Exhibit 99.1

ACA Capital Reports Financial and Economic Results for the Third Quarter and Nine Months Ended September 30, 2007

  •
  Net economic income of $5.0 million and $7.5 million for the third quarter and nine months ended September 30, 2007

  •
  ACA Financial Guaranty's qualified statutory capital increases to $425.5 million and claims paying resources exceed $1.1 billion

NEW YORK—November 7, 2007—ACA Capital Holdings, Inc. (NYSE: ACA) today announced a third quarter 2007 net loss of ($1.0) billion, or ($29.42) per diluted share. The net loss was primarily a result of ($1.7) billion, or ($1.1) billion after tax, of net unrealized mark-to-market losses on the Company's portfolio of Structured Credit transactions. These unrealized losses were a direct result of the ongoing turmoil in the residential mortgage-backed securities market and the resulting depressed market valuations. For the nine months ended September 30, 2007, ACA Capital reported a net loss of ($1.1) billion, or ($31.05) per diluted share.

Net income and net income per diluted share are computed in accordance with accounting principles generally accepted in the United States of America ("GAAP"). Additionally, to assist investors in their understanding of the Company's quarterly results and their measurement of the Company's growth and profitability, ACA Capital provides other non-GAAP information, including net economic income (loss) and base economic income (loss).

Net economic income for the third quarter of 2007 was $5.0 million, or $0.14 per diluted share as compared with third quarter 2006 net economic income of $14.8 million or $0.49 per diluted share. Net economic income for the first nine months of 2007 was $7.5 million, or $0.21 per diluted share as compared with $40.8 million or $1.35 per diluted share for the same period in 2006. Net economic income for the third quarter and nine months ended September 30, 2007 decreased as compared to the same periods in 2006 primarily on account of asset impairments in the Company's CDO Asset Management business and unrealized losses in its credit fund.

Base economic income for the third quarter of 2007 was $4.6 million, or $0.13 per diluted share as compared with third quarter 2006 base economic income of $12.9 million or $0.43 per diluted share. The base economic income for the first nine months of 2007 was $4.6 million, or $0.13 per diluted share as compared with base economic income of $35.9 million or $1.19 per diluted share for the same period in 2006.

Alan S. Roseman, ACA Capital's President and Chief Executive Officer, said "ACA returned to profitability on a net economic basis in the third quarter. The extremely large net unrealized mark on our Structured Credit portfolio and the resulting volatility in our GAAP reported results detract from ACA's positive economic performance and the underlying financial strength of our insurance subsidiary, ACA Financial Guaranty. Given that our Structured Credit transactions were underwritten with significant cushions above the initial "AAA" rating and even when taking into account the recent extensive ratings downgrades on mortgage backed securities, we remain comfortable with our risk portfolio and we believe we have adequate capital to maintain our "A" rating, which was confirmed by Standard and Poor's in its October 29, 2007 Industry Report Card. With our rating so confirmed, we are not exposed to liquidity calls based on the mark-to-market positions of our Structured Credit exposures. Further, ACA's net unrealized mark is based entirely on dealer quotes and/or modeled using full quoted market spreads on the underlying assets, which we believe reflects market consensus fair value."

During the quarter, ACA Capital Holdings purchased 2.1 million shares or $14.9 million of its outstanding shares of common stock in open market transactions. The stock repurchase program began on July 27, 2007 and may be suspended or discontinued at any time without prior notice.

Net Economic Income

In managing its business and measuring growth and profitability from a strategic and financial planning perspective, in addition to GAAP net income results, ACA Capital's management and Board of Directors consider a supplemental measurement, net economic income. Net economic income (loss) excludes the net income impact of:

1.
Unrealized gains (losses) on derivatives included in:

a.
Net insured credit swap revenue;

b.
Net realized and unrealized gains (losses) on derivative instruments; and

c.
Other net credit swap revenue;

2.
Realized gains (losses) on non-CDO investments;

3.
The portion of interest expense related to the principal payments on borrowings financed with derivatives; and

4.
Net realized (gains) losses related to the impairment of non-recourse CDO assets.

Also, included in net economic income are net realized gains from credit protection purchased on the ABX indices. The Company realized this gain by terminating these contracts in third quarter of 2007. This credit protection was purchased to moderate the effects of impairments on the Company's ABS CDO equity recorded in the second quarter of 2007. The total realized gain on this credit protection was $9.6 million, after tax. The realized gain included in net economic income for the third quarter is $2.1 million. This is in addition to the $7.5 million included in net economic income for the previous quarter.

ACA Capital believes that net economic income enhances the understanding of the Company's results by highlighting income attributable to the Company's operating performance. Earnings measures reported by research analysts are typically reported on a net economic income basis.

Base Economic Income

In assessing the period over period income growth on both a consolidated and segment basis, ACA Capital's management, Board of Directors, certain research analysts and investors consider and compare the Company's base economic income. Base economic income excludes from net economic income the net income impact of accelerated revenues from premiums earned on guaranteed public finance obligations that have been refunded and any termination gains related to insured credit swaps ("accelerated earnings"). Table 1, below, provides a comparison of earnings for the periods indicated.

Table 1
Earnings per Diluted Share

	For the third quarter ended September 30,		For the nine months ended September 30,
	2007	2006	2007	2006
Earnings (loss) per diluted share	$(29.42)	$0.53	$(31.05)	$1.40
Adjustments to net economic income (loss)	29.56	(0.04)	30.26	(0.05)

Net economic income (1) (2)	0.14	0.49	0.21	1.35
Effect of accelerated earnings	(0.01)	(0.06)	(0.08)	(0.16)

Base economic income (2)	$0.13	$0.43	$0.13	$1.19

Weighted average shares outstanding—diluted (in thousands)	35,390	30,236	36,165	30,129

(1)
Consensus earnings that are reported by earnings estimate services are on this basis.

(2)
See endnote A for further explanation of non-GAAP measures of net economic income and base economic income.

Segment Highlights

Table 2, below, provides a comparison of earnings by business segment for the periods indicated.

Table 2
Dollars in mllions

	For the third quarter ended September 30,		For the nine months ended September 30,
	2007	2006	2007	2006
Net Income (Loss) by Business Segment
CDO asset management	$23.6	$5.5	$(32.7)	$16.9
Structured credit	(1,067.2)	7.3	(1,100.2)	16.3
Public finance	2.2	3.0	8.6	7.9
Other (1)	0.4	0.3	1.4	1.2

Net income (loss)	$(1,041.0)	$16.1	$(1,122.9)	$42.3

Net Economic Income (Loss) by Business Segment
CDO asset management	$(4.9)	$5.4	$(28.3)	$15.8
Structured credit	6.7	6.1	25.9	15.4
Public finance	2.7	3.0	8.5	8.2
Other (1)	0.5	0.3	1.4	1.4

Net economic income (loss) (2)	$5.0	$14.8	$7.5	$40.8

Base Economic Income (Loss) by Business Segment
CDO asset management	$(4.9)	$5.4	$(28.3)	$15.8
Structured credit	6.7	6.1	25.9	14.0
Public finance	2.3	1.1	5.6	4.7
Other (1)	0.5	0.3	1.4	1.4

Base economic income (loss) (2)	4.6	$12.9	$4.6	$35.9

(1)
"Other" encompasses specified transactions in areas in which ACA Capital is no longer active.

(2)
See endnote A for further explanation of non-GAAP measures of net economic income (loss) and base economic income (loss).

CDO Asset Management

CDO Asset Management recorded net income, a net economic loss and a base economic loss for the third quarter of 2007 of $23.6 million, ($4.9) million and ($4.9) million, respectively. During the quarter, ACA Capital closed one mezzanine ABS CDO. As of September 30, 2007, the Company managed CDO assets in 23 fully distributed transactions and 6 managed tranche programs. Total assets under management ("AUM") increased to $18.0 billion as of September 30, 2007, as compared to $17.9 billion as of June 30, 2007. The Company's weighted average asset management fee as of September 30, 2007 was 0.23% per annum. Net economic income for the quarter was negative on account of $12.7 million of realized losses inclusive of other than temporary impairments.

During the quarter, the Company sold a portion of its equity investment in three ABS CDOs. As a result of these sales, the Company was able to deconsolidate these transactions, which were previously consolidated on its balance sheet in accordance with FASB Interpretation No. 46R. As a result, ACA Capital deconsolidated approximately $1.0 billion in assets and liabilities that were previously recorded on its balance sheet. Also as a result of deconsolidation, $39.6 million, or $25.7 after tax, was realized as a gain on assets that were previously over-impaired in the second quarter of 2007.

During the quarter, the Company realized a $3.2 million gain, or $2.1 million after tax, on credit protection purchased against two representative market indices, ABX.HE.BBB- 2006-1 and ABX.HE.BBB- 2006-2. This gain is included in net economic income and is in addition to the $11.6 million, or $7.5 million after tax gain that was included in the Company's net economic income for the second quarter of 2007.

CDO Asset Management recorded a net loss, net economic loss and base economic loss for the first nine months of 2007 of ($32.7) million, ($28.3) million and ($28.3) million, respectively. During the first nine months, ACA Capital closed six CDO transactions and three managed tranche programs, adding over $4.7 billion in AUM.

Structured Credit

Structured Credit recorded a net loss, net economic income and base economic income for the third quarter of 2007 of ($1.1) billion, $6.7 million and $6.7 million, respectively. The net loss in the quarter was a direct result of unrealized mark-to-market losses of ($1.7) billion on the Company's portfolio of Structured Credit transactions. ACA Capital expects its Structured Credit business to experience periodic volatility on its income statement due to the fact that GAAP accounting (FAS Nos. 133/149) requires the Company to mark-to-market its Structured Credit transactions. The Company's business strategy is designed to pursue growth on the basis of the fundamental credit strength of its transactions, despite the changes in the fair values of derivatives required to be recorded under GAAP, since it intends to hold each transaction to maturity. As such, unrealized gains and losses will revert to zero once a transaction reaches contractual maturity, absent any credit losses. Table 3, below, provides a summary of the Company's Structured Credit portfolio valuation as of September 30, 2007.

    Table 3
    Structured Credit—Derivative Portfolio Valuation as of September 30, 2007
    Dollars in millions

	Notional Value	Unrealized Gain/(Loss)	Net Notional Value	Net Notional/ Notional Value
Corporate & Other	$43,358	$27	$43,385	100.1%
Asset Backed Securities	25,730	(1,756)	23,974	93.2%

Total	69,088	(1,729)	67,359	97.5%

During the quarter, 14 new Structured Credit transactions closed, and insured credit swap premiums earned for the third quarter of 2007 increased 118% to $27.3 million from $12.5 million for the same period in 2006. The total Structured Credit notional portfolio was $69.1 billion as of September 30, 2007, as compared to $61.0 billion as of June 30, 2007. As of September 30, 2007, the weighted average premium rate on the Company's Structured Credit portfolio was 0.17% per annum. Based on current external ratings, over 99% of the Company's insured credit swap portfolio is constructed of exposures attaching above the "AAA" rated level of subordination. These ratings are actively under review, both internally and externally. As of September 30, 2007, the Structured Credit business had 31 institutional counterparties.

Structured Credit recorded a net loss, net economic income and base economic for the first nine months of 2007 of ($1.1) billion, $25.9 million and $25.9 million, respectively. During the first nine months of 2007, 81 new structured credit transactions were closed, and insured credit swap premiums earned increased 116% to $67.7 million from $31.3 million for the same period in 2006.

Public Finance

Public Finance recorded net income, net economic income and base economic income for the third quarter of 2007 of $2.2 million, $2.7 million and $2.3 million, respectively. During the third quarter, the Company's direct new issue activity slowed, however, over $700 million of high-grade municipal par outstanding was assumed via a facultative reinsurance agreement. Revenues for the period were $9.2 million as compared to $12.3 million for the same period in 2006. Revenues included $0.9 million of refunded premiums for the third quarter of 2007 compared to $3.8 million for the same period in 2006. On a net basis (premiums earned less capitalized expenses and taxes), this refunding activity added $0.4 million to net income for the third quarter of 2007 compared to $1.9 million for the same period in 2006. During the quarter, gross premiums written were $7.0 million, an increase from $5.3 million for the same period in 2006.

Public Finance recorded net income, net economic income and base economic income for the first nine months of 2007 of $8.6 million, $8.5 million and $5.6 million, respectively. Public Finance insured par activity increased nearly three-fold for the first nine months of 2007 when compared to the same period in 2006. Revenues for the period were $32.6 million as compared to $32.0 million for the same period in 2006. Revenues included $5.9 million of refunded premiums for the first nine months of 2007 compared to $7.3 million for the same period in 2006. On a net basis (premiums earned less capitalized expenses and taxes), this refunding activity added $2.9 million to net income for the first nine months of 2007 compared to $3.6 million for the same period in 2006. During the period, gross premiums written were $27.0 million, an increase from $24.7 million for the same period in 2006.

Balance Sheet Highlights

Total assets as of September 30, 2007 and December 31, 2006 were $5.0 billion and $6.0 billion, respectively. The decrease in total assets was driven by the deconsolidation of three ABS CDOs, which were previously consolidated on the Company's balance sheet in accordance with FASB Interpretation No. 46R, and the decline in fair value of the remaining CDO assets.

Book value, as measured by stockholders' equity, decreased to ($883.3) million as of September 30, 2007, from $509.8 million at the end of 2006. Book value per share was ($24.98) as of September 30, 2007, versus $13.96 at December 31, 2006. Stockholders' equity, excluding accumulated other comprehensive income (loss), was ($622.1) million as of September 30, 2007, from $513.1 million at the end of 2006. Book value per share, excluding accumulated other comprehensive income (loss), was ($17.60) as of September 30, 2007, versus $14.05 at December 31, 2006. The significant decrease in stockholders' equity during 2007 is a result of the impact, through retained earnings, of the cumulative ($1.7) billion, or ($1.1) billion net of tax, of unrealized mark-to-market losses on the Company's Structured Credit portfolio and the ($396.8) million, or ($257.9) million after tax, decline in other comprehensive income which was principally due to the decline in the fair value of fixed maturity securities related to our consolidated asset-backed CDOs. Economic stockholders' equity, or stockholders' equity excluding accumulated other comprehensive income and cumulative marks on the Structured Credit portfolio, was $500.9 million, or $14.17 per share.

Adjusted book value was $1,003.2 million, or $28.37 per share, as of September 30, 2007, versus $830.5 million, or $22.74 per share at December 31, 2006. See endnote B for the definition of adjusted book value (a non-GAAP measure) and its reconciliation from stockholders' equity.

Table 4, below, provides September 30, 2007 and December 31, 2006 stockholders' equity, adjusted book value and the resulting book value and adjusted book value per share information.

    Table 4
    Stockholders' Equity
    Dollars in millions, except per share amounts

	September 30, 2007	December 31, 2006
Stockholders' equity	$(883.3)	$509.8
Stockholders' equity ex-OCI	(622.1)	513.1
Stockholders' economic equity (1)	500.9	506.1
Adjusted book value (1)	$1,003.2	$830.5
Book value per share	$(24.98)	$13.96
Book value per share ex-OCI	(17.60)	14.05
Economic book value per share	14.17	13.86
Adjusted book value per share	$28.37	$22.74
Shares outstanding (in thousands)	35,356	36,523

(1)
See endnote B for the reconciliation from stockholders' equity to economic equity and adjusted book value.

Statutory Results

ACA Capital's financial guaranty insurance subsidiary, ACA Financial Guaranty Corporation ("ACA FG") also announced financial results for the third quarter and nine months ended September 30, 2007. Financial information for ACA FG is prepared on a statutory accounting basis. Statutory net income for the third quarter of 2007 was $19.7 million as compared with third quarter 2006 statutory net income of $11.8 million, an increase of 66.9%. Statutory net income for the first nine months of 2007 was $40.1 million as compared with $25.1 million for the same period in 2006, an increase of 59.8%.

Qualified statutory capital, which is the sum of surplus as regards policyholders and contingency reserve, was $425.5 million as of September 30, 2007, an increase of $38.4 million from $387.1 million as of December 31, 2006. Claims paying resources, which adds unearned premiums and the present value of future installment premiums to qualified statutory capital, increased to $1.1 billion as of September 30, 2007 as compared to $882.5 million as of December 31, 2006.

Conference Call

ACA Capital will hold a conference call for investors on Thursday, November 8, 2007 at 8:00 a.m. EST. The conference call will consist of brief comments by Mr. Alan S. Roseman, President and Chief Executive Officer, and Mr. Edward U. Gilpin, Executive Vice President and Chief Financial Officer, followed by a question and answer session with Messrs. Roseman and Gilpin. The dial-in number for the call is 866-510-0712 (domestic) and 617-597-5380 (international). The conference call passcode is 84595033. A live broadcast of the conference call will also be available via ACA Capital's website at www.aca.com. Those unable to participate in the call may listen to a replay using the following dial-in numbers 888-286-8010 (domestic) and 617-801-6888 (international), passcode 48621927. A replay of the webcast will also be available on ACA Capital's website approximately two hours after the end of the conference call for one year.

The Company will post its current Quarterly Operating Supplement to its website, www.aca.com, today. The Quarterly Operating Supplement contains additional information about results for the period covered in this release. Also, the Company will post and maintain a current list of its top public finance exposures on its website.

ACA Capital is a holding company that provides asset management services and credit protection products to participants in the global credit derivatives markets, structured finance capital markets and municipal finance capital markets. ACA Capital's asset management services are provided through its asset management subsidiaries, ACA Management, L.L.C. and ACA Capital Management (U.K.) Pte. Limited, and its credit protection products are provided through its "A" rated financial guaranty insurance subsidiary, ACA Financial Guaranty Corporation. ACA Capital Management (U.K.) Pte. Limited is authorized and regulated by the Financial Services Authority.

ACA Capital's common stock is listed on the New York Stock Exchange under the symbol "ACA". More information can be found at www.aca.com. The information on our website is not included or incorporated by reference into this release.

Cautionary Statement Regarding Forward-Looking Statements

This press release and the Company's Quarterly Operating Statement contain statements that may be considered "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. Such statements reflect management's current expectations based on its current views and assumptions regarding future events and economic performance and are subject to risks and uncertainties that may cause actual results to differ materially from those set forth in these statements. For example, the Company's forward looking statements, including its President and Chief Executive Officer's remarks, statements regarding certain business strategies and objectives and projections of revenues and expenses, and ACA Capital's prospects as a whole, could be affected by many events. These events include difficulties with the execution of the Company's business strategy, changes in the economic, credit spread or interest rate environment in the United States and overseas, rating actions with respect to the financial strength rating of ACA Financial Guaranty Corporation, prolonged disruptions of the markets in which the Company participates, the failure of the Company to accurately estimate the potential severity of defaults or downgrades in the pool of assets referenced by its insured credit default swaps, decreased demand for the Company's insurance products or asset management services, or increased competition in the Company's markets, loss of key personnel, changes in regulation or tax laws, governmental action, changes in accounting policies or practices, other risks and uncertainties not identified at this time, management's response to these factors, and other risk factors identified in the Company's filings with the Securities and Exchange Commission. The Company cautions that forward-looking statements made by the Company speak only as of the date on which they are made, and, except as required by law, the Company does not undertake any obligation to update or revise such statements if the Company's expectations change or the Company becomes aware that any forward-looking statement is not likely to be achieved.

Investor Relations Contact:	Adam Willkomm Treasurer, ACA Capital 212-375-2085 awillkomm@aca.com
Media Contact:	Fred Bratman Hyde Park Financial Communications 212-683-3931 x217 fbratman@hydeparkfin.com
Source:	ACA Capital Holdings, Inc.

Endnotes:

(A)    Net economic income and base economic income are not substitutes for net income computed in accordance with GAAP; however, they are useful measures of performance used by ACA Capital's management, Board of Directors, certain research analysts and investors.

In managing its business and assessing growth and profitability from a strategic and financial planning perspective, ACA Capital's management and Board of Directors consider GAAP net income results as well as net economic income. ACA Capital believes that net economic income enhances the understanding of its results by highlighting income attributable to the Company's operating performance. However, net economic income is not a measurement of financial performance or liquidity under GAAP. It should not be considered in isolation or as a substitute for net income, cash flows from operating, investing or financing activities, or any other measure calculated in accordance with GAAP. Net economic income (loss) is defined as net income excluding the after-tax effects of:

1.
Unrealized gains (losses) on derivatives included in:

•
Net insured credit swap revenue;

•
Net realized and unrealized gains (losses) on derivative instruments; and

•
Other net credit swap revenue;

2.
Realized gains (losses) on non-CDO investments;

3.
The portion of interest expense related to the principal payments on borrowings financed with derivatives; and

4.
Net realized (gains) losses related to the impairment of non-recourse CDO assets.

Also, included in net economic income (loss) are net recognized gains from credit protection purchased on the ABX indices. This credit protection was purchased to moderate impairments on the Company's ABS CDO equity and is included in the net economic results given the amount of impairments recorded in the second and third quarters of 2007.

Unrealized gains (losses) on derivatives are excluded because (i) they widely vary with changes in the credit market and interest rate environment and are not necessarily indicative of the performance of ACA Capital's underlying businesses and (ii) the Company intends to hold the positions to the derivative contracts' expiration, at which time the mark to market values would revert to zero, to the extent no realized derivative gains or losses had occurred. Realized gains (losses) on non-CDO investments are excluded because the Company's investment strategy is focused on the preservation of capital and generation of current income as opposed to the generation of trading gains and losses. ACA Capital includes the unrealized gains (losses) on derivatives and investments generated by trading activity, if any. Also excluded is a portion of interest expense on borrowings that were financed with interest rate swaps to pay the upfront issuance costs of some of ACA Capital's consolidated CDOs. FAS 133 requires that all payments made under the interest rate swaps, representing both principal and interest, be recorded as interest expense. In order to approximate the economic expense on these borrowings, the portion of interest expense that is excluded is related to what would be principal payments if these borrowings had been financed with debt obligations. Net realized losses related to the impairment of non-recourse CDO assets in excess of the Company's equity investment in the CDO are excluded because they do not represent economic losses to the Company, rather result from the effects of consolidation as required under FIN 46R.

In order to assess the period over period income growth on both a consolidated and segment basis, ACA Capital's management, Board of Directors and certain research analysts and investors consider and compare base economic income (loss). Base economic income (loss) excludes from net economic income (loss) the net income (loss) impact of accelerated revenues from premiums earned on guaranteed public finance obligations that have been refunded and any termination gains related to insured credit swaps.

          Table A

          Reconciliation from Net Income (Loss) to Net Economic Income and Base Economic Income

          Dollars in millions

	For the quarter ended September 30,		For the nine months ended September 30,
	2007	2006	2007	2006
Net income (loss)	$(1,041.0)	$16.1	$(1,122.9)	$42.3
Reconciling items:
Net unrealized (gains) losses on derivatives included in:
Net insured credit swap revenue	1,076.1	(2.2)	1,129.9	(1.4)
Net realized and unrealized gains on derivative instruments	(0.6)	(0.4)	(2.7)	(4.1)
Other net credit swap revenue	(2.1)	0.3	(9.0)	0.1
Net realized losses on investments	0.2	0.1	0.3	1.0
Non-operating interest expense	0.8	0.9	2.3	2.9
Over-impairment on CDO assets	(30.5)	—	—	—
Net recognized gains on credit protection purchased	2.1	—	9.6	—

Net economic income	5.0	14.8	7.5	40.8
Accelerated earnings	(0.4)	(1.9)	(2.9)	(4.9)

Base economic income	$4.6	$12.9	$4.6	$35.9

(B) Adjusted book value ("ABV") is used by ACA Capital's management, Board of Directors, certain research analysts and investors as a measure of the Company's estimated intrinsic value based on its current book of business with no benefit given to ongoing business activity. Management derives adjusted book value by beginning with GAAP stockholders' equity, excluding accumulated other comprehensive income (loss), and adding or subtracting the after-tax value of the cumulative effect of mark-to-market gains (losses) related to credit swap revenues to arrive at stockholders' economic equity. From this amount, we add or subtract unearned premiums, prepaid reinsurance premiums, deferred policy acquisition costs, deferred debt issuance costs, the present value of estimated net future installment premiums and credit swap revenues (discounted at 4.25% at September 30, 2007 and 4.7% at December 31, 2006) and the present value of estimated future asset management fees (discounted at 4.25% at September 30, 2007 and 4.7% at December 31, 2006) to arrive at ABV. The definition of ABV used by the Company may differ from definitions of ABV used by other financial guarantors. The adjustments described above will not be realized until future periods and may differ materially from the amounts used in calculating ABV.

          Table B

          Calculation of Adjusted Book Value

          Dollars in millions

	As of September 30, 2007	As of December 31, 2006
Total stockholders' equity	$(883.3)	$509.8
Accumulated other comprehensive income (loss)	(261.2)	(3.3)
Cumulative mark-to-market gains (losses) on insured credit swaps, net of tax	(1,123.0)	7.0

Total stockholders' economic equity	500.9	506.1
Adjustments:
Unearned premiums and credit swap revenues	209.2	203.3
Prepaid reinsurance	(0.5)	(0.5)
Deferred acquisition costs	(50.8)	(48.8)
Deferred debt issuance costs	(17.5)	(34.1)
Installment premiums (1)	480.6	258.5
CDO asset management fees (1)	151.7	120.7

Sub-total	772.7	499.1
Tax effect (at 35%)	270.4	174.7

Net adjustments	502.3	324.4

Adjusted book value	$1,003.2	$830.5

    (1)
    Discounted at 4.25% and 4.7% at September 30, 2007 and December 31, 2006, respectively.

Note: Amounts may not foot due to rounding.

ACA Capital Holdings, Inc. and Subsidiaries

Consolidated Statements of Operations
For the Three and Nine Months Ended September 30, 2007 and 2006
(Dollars and shares in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
REVENUES
Gross premiums written	$7,113	$5,570	$27,632	$26,085
Less premiums ceded	(380)	(189)	(1,141)	(375)

Net premiums written	6,733	5,381	26,491	25,710
Decrease in unearned premium reserve—net	(1,205)	3,213	(7,369)	(3,759)

Premiums earned	5,528	8,594	19,122	21,951
Net insured credit swap revenue	(1,627,460)	17,079	(1,667,944)	39,190
Net investment income	87,471	87,888	268,018	248,052
Net realized and unrealized gains (losses) on investments	19,514	(752)	(94,336)	(3,975)
Net realized and unrealized gains (losses) on derivative instruments	(2,397)	755	2,939	6,894
Other net credit swap revenue	2,794	2,090	18,951	7,634
Fee income	9,562	6,516	23,490	17,589
Other income	57	342	412	446

Total revenues	(1,504,931)	122,512	(1,429,348)	337,781

EXPENSES:
Loss and loss adjustment expenses	7,254	2,576	10,486	6,258
Policy acquisition costs	1,515	2,638	6,034	6,798
Other operating expenses	14,553	11,999	46,270	35,293
Interest expense	70,943	76,095	223,688	213,478
Depreciation and amortization	2,103	2,456	6,640	7,173

Total expenses	96,368	95,764	293,118	269,000

(Income) loss of minority interest	1,590	(897)	(554)	(3,126)

Income (loss) before income taxes	(1,599,709)	25,851	(1,723,020)	65,655
Provision for income tax expense (benefit)	(558,685)	9,790	(600,077)	23,405

Net income (loss)	$(1,041,024)	$16,061	$(1,122,943)	$42,250

Share and Per Share Data
Earnings (loss) per share
Basic	$(29.42)	$0.70	$(31.05)	$1.85
Diluted	$(29.42)	$0.53	$(31.05)	$1.40
Weighted average shares outstanding
Basic	35,390	23,028	36,165	22,897
Diluted	35,390	30,236	36,165	30,129

ACA Capital Holdings, Inc. and Subsidiaries

Consolidated Balance Sheet
As of September 30, 2007 and December 31, 2006
(Dollars in thousands)

	September 30, 2007	December 31, 2006
ASSETS
Investments:
Fixed-maturity securities available for sale, at fair value	$3,373,228	$5,026,276
Fixed-maturity securities trading, at fair value	125,176	251,825
Securities purchased under agreements to resell	1,000	10,248
Guaranteed investment contract	—	119,340

Total investments	3,499,404	5,407,689

Cash:
Cash and cash equivalents	283,240	379,905
Restricted cash	51,488	67,061

Total cash	334,728	446,966

Accrued investment income	15,805	21,222
Derivative assets	152,382	19,730
Deferred policy acquisition costs, net	50,839	48,810
Deferred debt issuance costs, net	17,477	34,104
Receivable for securities sold	4,339	824
Prepaid reinsurance premiums	464	528
Deferred income taxes	781,668	—
Other assets	95,558	58,321

Total assets	$4,952,664	$6,038,194

LIABILITIES, MINORITY INTEREST AND STOCKHOLDERS' EQUITY
Unearned premiums	$196,842	$189,537
Reserve for losses and loss adjustment expenses	42,878	42,113
Short-term debt	2,675,308	2,677,828
Long-term debt	672,140	2,125,914
Related party debt	100,000	100,000
Securities sold under agreements to repurchase	104,124	232,227
Derivative liabilities	1,897,207	33,874
Accrued interest payable	7,584	17,900
Accrued expenses and other liabilities	82,816	61,855
Payable for securities purchased	37,457	9,628
Current income tax payable	10,080	7,056
Deferred income taxes	—	258

Total liabilities	5,826,436	5,498,190

MINORITY INTEREST	9,520	30,190

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
Common stock	3,744	3,737
Gross paid-in and contributed capital	442,299	438,935
Treasury stock at cost	(27,084)	(12,088)
Notes receivable from stockholders	(3,121)	(3,121)
Deferred compensation	—	(870)
Accumulated other comprehensive loss	(261,216)	(3,308)
Retained earnings (deficit)	(1,037,914)	86,529

Total stockholders' equity	(883,292)	509,814

Total liabilities, minority interest and stockholders' equity	$4,952,664	$6,038,194

ACA Capital Holdings, Inc. and Subsidiaries

Consolidated Statements of Operations by Line of Business
(Dollars in thousands)

CDO ASSET MANAGEMENT

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
REVENUES:
Gross premiums written	$—	$—	$—	$—

Premiums earned	$—	$—	$—	$—
Net insured credit swap revenue	(2,174)	2,271	(4,105)	3,311
Net investment income	74,964	81,008	232,147	229,585
Net realized and unrealized gains (losses) on investments	26,916	(436)	(84,674)	(2,482)
Net realized and unrealized gains (losses) on derivative instruments	(2,364)	755	2,684	6,894
Other net credit swap revenue	3,290	2,065	19,721	7,634
Fee and other income	9,381	6,106	22,975	16,848

Total revenues	110,013	91,769	188,748	261,790

EXPENSES:
Loss and loss adjustment expenses	—	—	—	—
Policy acquisition costs	—	—	—	—
Other operating expenses	5,719	5,150	18,986	15,377
Interest expense	67,766	74,872	211,784	211,079
Depreciation and amortization	1,747	2,034	5,741	6,075

Total expenses	75,232	82,056	236,511	232,531

Income of minority interest	(249)	(865)	(2,335)	(3,087)

Income (loss) before income taxes	34,532	8,848	(50,098)	26,172
Provision (benefit) for income tax expense	10,955	3,404	(17,453)	9,329

Net income (loss)	$23,577	$5,444	$(32,645)	$16,843

Reconciliation to net economic income
Net income (loss)	$23,577	$5,444	$(32,537)	$16,843
Net unrealized (gains) losses on derivatives included in:
Net insured credit swap revenue	1,838	(760)	4,202	(13)
Net realized and unrealized gains on derivative instruments	(626)	(436)	(2,790)	(4,083)
Other net credit swap revenue	(2,107)	286	(9,015)	97
Net realized losses on investments	31	9	35	55
Non-operating interest expense	752	885	2,316	2,932
Net recognized gain on credit protection purchased	2,107	—	9,652	—
Over-impairments on CDO assets	(30,509)	—	—	—

Net economic income (loss)	$(4,937)	$5,428	$(28,137)	$15,831

Net adjustment for accelerated earnings	—	—	—	—

Base economic income (loss)	$(4,937)	$5,428	$(28,137)	$15,831

STRUCTURED CREDIT

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
REVENUES:
Gross premiums written	$36	$153	$170	$623

Premiums earned	$36	$168	$170	$674
Net insured credit swap revenue	(1,624,766)	14,524	(1,664,749)	34,963
Net investment income	4,722	2,136	17,440	3,870
Net realized and unrealized losses on investments	(7,142)	(126)	(9,368)	(297)
Net realized and unrealized gains (losses) on derivative instruments	(33)	—	255	—
Other net credit swap revenue	(496)	25	(770)	—
Fee and other income	180	593	525	876

Total revenues	(1,627,499)	17,320	(1,656,497)	40,086

EXPENSES:
Loss and loss adjustment expenses	3,500	—	3,500	—
Policy acquisition costs	—	—	—	—
Other operating expenses	6,352	4,673	19,050	13,336
Interest expense	2,686	679	10,451	852
Depreciation and amortization	202	221	499	588

Total expenses	12,740	5,573	33,500	14,776

(Income) loss of minority interest	1,839	(32)	1,781	(39)

Income (loss) before income taxes	(1,638,400)	11,715	(1,688,216)	25,271
Provision (benefit) for income taxes	(571,229)	4,372	(587,951)	9,009

Net income (loss)	$(1,067,171)	$7,343	$(1,100,265)	$16,262

Reconciliation to net economic income
Net income (loss)	$(1,067,171)	$7,343	$(1,100,265)	$16,262
Net unrealized losses on derivatives included in:
Net insured credit swap revenue	1,073,864	(1,311)	1,126,073	(1,052)
Net realized and unrealized gains on derivative instruments	—	—	—	—
Other net credit swap revenue	—	—	—	—
Net realized losses on investments	38	22	43	139
Non-operating interest expense	—	—	—	—
Net recognized gain on credit protection purchased	—	—	—	—
Over-impairments on CDO assets	—	—	—	—

Net economic income	$6,731	$6,054	$25,851	$15,349

Net adjustment for accelerated earnings	—	—	—	(1,306)

Base economic income	$6,731	$6,054	$25,851	$14,043

ACA Capital Holdings, Inc. and Subsidiaries

Consolidated Statements of Operations by Line of Business
(Dollars in thousands)

PUBLIC FINANCE

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
REVENUES:
Gross premiums written	$6,997	$5,285	$27,040	$24,669

Premiums earned	$5,302	$8,128	$18,408	$19,880
Net insured credit swap revenue	(520)	284	910	916
Net investment income	4,576	3,852	13,119	11,856
Net realized and unrealized losses on investments	(209)	(154)	(236)	(971)
Net realized and unrealized gains on derivative instruments	—	—	—	—
Other net credit swap revenue	—	—	—	—
Fee and other income	58	159	402	311

Total revenues	9,207	12,269	32,603	31,992

EXPENSES:
Loss and loss adjustment expenses	1,208	2,120	3,847	5,035
Policy acquisition costs	1,488	2,556	5,792	6,346
Other operating expenses	2,474	2,115	8,213	6,519
Interest expense	397	450	1,174	1,280
Depreciation and amortization	154	201	400	510

Total expenses	5,721	7,442	19,426	19,690

Income of minority interest	—	—	—	—

Income before income taxes	3,486	4,827	13,177	12,302
Provision for income tax expense	1,337	1,829	4,590	4,386

Net income	$2,149	$2,998	$8,587	$7,916

Reconciliation to net economic income
Net income	$2,149	$2,998	$8,587	$7,916
Net unrealized (gains) losses on derivatives included in:
Net insured credit swap revenue	444	(98)	(279)	(338)
Net realized and unrealized gains on derivative instruments	—	—	—	—
Other net credit swap revenue	—	—	—	—
Net realized losses on investments	136	100	153	631
Non-operating interest expense	—	—	—	—
Net recognized gain on credit protection purchased	—	—	—	—
Over-impairments on CDO assets	—	—	—	—

Net economic income	$2,729	$3,000	$8,461	$8,209

Net adjustment for accelerated earnings	(446)	(1,854)	(2,883)	(3,575)

Base economic income	$2,283	$1,146	$5,578	$4,634

OTHER

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
REVENUES:
Gross premiums written	$80	$132	$422	$793

Premiums earned	$190	$298	$544	$1,397
Net insured credit swap revenue	—	—	—	—
Net investment income	3,209	892	5,312	2,741
Net realized and unrealized losses on investments	(51)	(36)	(58)	(225)
Net realized and unrealized gains on derivative instruments	—	—	—	—
Other net credit swap revenue	—	—	—	—
Fee and other income	—	—	—	—

Total revenues	3,348	1,154	5,798	3,913

EXPENSES:
Loss and loss adjustment expenses	2,546	456	3,139	1,223
Policy acquisition costs	27	82	242	452
Other operating expenses	8	61	21	61
Interest expense	94	94	279	267
Depreciation and amortization	—	—	—	—

Total expenses	2,675	693	3,681	2,003

Income of minority interest	—	—	—	—

Income before income taxes	673	461	2,117	1,910
Provision for income tax expense	252	185	737	681

Net income	$421	$276	$1,380	$1,229

Reconciliation to net economic income
Net income	$421	$276	$1,380	$1,229
Net unrealized (gains) losses on derivatives included in:
Net insured credit swap revenue	—	—	—	—
Net realized and unrealized gains on derivative instruments	—	—	—	—
Other net credit swap revenue	—	—	—	—
Net realized losses on investments	33	23	38	146
Non-operating interest expense	—	—	—	—
Net recognized gain on credit protection purchased	—	—	—	—
Over-impairments on CDO assets	—	—	—	—

Net economic income	$454	$299	$1,418	$1,375

Net adjustment for accelerated earnings	—	—	—	—

Base economic income	$454	$299	$1,418	$1,375

QuickLinks

  Exhibit 99.1
Consolidated Statements of Operations For the Three and Nine Months Ended September 30, 2007 and 2006 (Dollars and shares in thousands, except per share amounts)
Consolidated Balance Sheet As of September 30, 2007 and December 31, 2006 (Dollars in thousands)
ACA Capital Holdings, Inc. and Subsidiaries Consolidated Statements of Operations by Line of Business (Dollars in thousands)
ACA Capital Holdings, Inc. and Subsidiaries Consolidated Statements of Operations by Line of Business (Dollars in thousands)